Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Liz Watts
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports First Quarter 2010 Financial Results

CardioNet Receives FDA Clearance for its Next Generation MCOTTM Platform

Conshohocken, Pa — (BUSINESS WIRE) — April 28, 2010 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights

•                  Achieved gross margin of 63% on revenues of $32 million

•                  Experienced improved results with a loss of $0.23 per diluted share, a $0.44 improvement over the fourth quarter 2009; on an adjusted basis the loss per diluted share was $0.13, a 46% improvement over the fourth quarter 2009

•                  MCOTTM patient volume increased 23% to over 30,000 patients compared to the first quarter 2009

•                  Commercial reimbursement rates in the first quarter 2010 remained stable with the fourth quarter 2009 rates

•                  Reduced DSO to 113 days, a reduction of 9 days compared to the fourth quarter 2009

•                  Secured 14 new payor contracts, covering over one million lives, for total covered lives of over 200 million

•                  Ahead of plan to achieve previously announced $15 million in cost reductions

•                  Received FDA approval of our next generation MCOTTM platform

•                  $45 million in cash and no debt as of March 31, 2010

President and CEO Commentary

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet, commented: “Our strong operating results for the first quarter 2010 included significant improvements compared to the fourth quarter 2009 in both operating margin and gross margin.  We reported strong revenues at $31.8 million with stable reimbursement and MCOTTM volume growth of 23% over the first quarter 2009.  While our operating and gross margins exceeded our projections, we experienced lower than anticipated volume growth, which we believe is largely due to increased patient deferrals resulting from rising insurance deductibles and co-pays.  In addition, with the implementation of our new electronic payor connectivity system, we were better able to identify patients who did not have coverage for our service.  While this decreased the number of patients put on service, it improved profitability.  In response to the lower than anticipated volume, we accelerated the implementation of productivity and cost improvement initiatives across the organization.

“The market potential for MCOTTM remains strong.  We believe we can drive higher adoption and utilization of MCOTTM with the addition of a contracted sales organization to complement our existing sales force, which is the largest and most experienced in wireless medicine.  Throughout 2010, we expect to gain share in the cardio thoracic surgery and neurology markets, driven by new specialized physician reporting enhancements.  During the first quarter, we launched a new marketing campaign to increase physician awareness of the benefits of our product.  In addition, numerous clinical studies are currently underway which will add to the unparalleled body of clinical support for MCOTTM, which today stands at 30 published abstracts and peer reviewed papers.

“FDA clearance of our next generation MCOTTM platform is a major milestone for the Company and we expect to launch this new technology in the latter part of 2010.  This advanced MCOTTM platform will utilize our patented core technology with expanded capabilities, an improved patient interface and a smaller and lighter body sensor.  In addition, we expect to be able to deliver these enhancements at a lower product cost which will contribute incrementally to our on-going cost reduction strategy.  We look forward to this innovation in our technology and the impact it will have in the marketplace.

“While the Company is ahead of schedule to achieve $15 million in cost savings and on track to achieve positive EBITDA during the second half of the year, we are closely monitoring volume growth.  We are continuing our efforts to obtain a national reimbursement rate from CMS and secure contracts with the few remaining large commercial payors.  Though we still face the challenge posed by the unexpected decision by Highmark Medicare Services in July 2009 to cut the reimbursement rate for mobile cardiac telemetry by one-third as of September 2009, our key focus remains on delivering unparalleled service and quality of care to the physicians and patients that we serve while we work to improve the cost structure of the company.  While we still have much to accomplish, we feel that we have made significant progress and remain optimistic about the future of CardioNet.”

First Quarter Financial Results

Revenues for the first quarter 2010 were $31.8 million compared to $35.7 million in the first quarter 2009, a decrease of $3.9 million.  Increased MCOTTM patient volume drove additional revenues, but was offset by the impact of the Medicare rate reduction as well as lower commercial reimbursement versus the prior year.  For the first quarter 2010, the Company’s payor mix for revenue was 33% Medicare and 67% commercial.  Gross profit declined to $20.1 million in the first quarter 2010, or 63.1% of revenues, compared to $23.9 million in the first quarter 2009, or 66.9% of revenues.

On a GAAP basis, operating loss was $5.4 million in the first quarter 2010 compared to operating loss of $1.3 million in the first quarter 2009.  Excluding $2.4 million of expense related to restructuring and other charges, adjusted operating loss was $3.0 million in the first quarter 2010.  This compares to adjusted operating income of $1.6 million in the first quarter 2009, which excludes $3.0 million of expense related to restructuring and other charges in the prior year period.

On a GAAP basis, net loss for the first quarter 2010 was $5.4 million, or a loss of $0.23 per diluted share, compared to a net loss of $0.7 million, or a loss of $0.03 per diluted share, for the first quarter 2009.  Excluding expenses related to restructuring and other charges, adjusted net loss for the first quarter 2010 was $3.0 million, or a loss of $0.13 per diluted share.  This compares to adjusted net income of $1.0 million, or $0.04 per diluted share, for the first quarter 2009, which excludes the impact of restructuring and other charges.

Heather Getz, CardioNet’s Chief Financial Officer, commented: “We made significant progress in our cost reduction initiatives with more than $3.0 million in savings during the first quarter 2010.  The cost reductions contributed to a gross margin improvement of 220 basis points and a seven percentage point improvement in adjusted operating margin compared to the fourth quarter 2009.

“Our balance sheet remains strong with $45 million in cash and no debt.  In the first quarter, our DSO was 113 days, an improvement of 9 days versus the fourth quarter 2009.  We expect continued improvement during the remainder 2010.

“We are pleased with our results to date and remain confident in our ability to achieve the Company’s financial goals for 2010.  We will continue to look for additional opportunities to streamline our operations and improve our profitability.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, April 28, 2010, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 25578622.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “potential,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our efforts to address the operational issues, including cost savings initiatives, changes to reimbursement levels for our products and the success of our attempts to achieve a national rate from CMS, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 31, 2010	March 31, 2009

Revenues	$31,816	$35,720
Cost of revenues	11,749	11,838
Gross profit	20,067	23,882
Gross profit %	63.1%	66.9%

Operating expenses:
General and administrative expense	14,136	14,087
Sales and marketing expense	7,997	7,547
Research and development expense	1,243	1,216
Amortization of intangibles	181	238
Integration, restructuring and other charges	1,945	2,139
Total operating expenses	25,502	25,227

(Loss) income from operations	(5,435)	(1,345)
Interest income, net	4	118

(Loss) income before income taxes	(5,431)	(1,227)
Benefit (provision) from income taxes	—	505
Net (loss) income	$(5,431)	$(722)

Earnings per Share:
Basic	$(0.23)	$(0.03)
Diluted	$(0.23)	$(0.03)

Weighted Average Shares Outstanding:
Basic	23,893	23,600
Diluted	23,893	23,600

Summary Financial Data

(In Thousands)

	March 31, 2010	December 31, 2009
	(unaudited)

Cash and cash equivalents	$45,255	$49,152
Accounts receivable, net	39,313	40,885
Days sales outstanding	113	122
Total debt	—	—

	Three Months Ended
	March 31, 2010	March 31, 2009

Cash used in operations	$(2,952)	$(4,629)
Capital expenditures	(1,478)	(5,594)
Free cash flow	(4,430)	(10,223)

Stock compensation expense	918	1,660
Depreciation and amortization expense	3,197	2,520

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2010	March 31, 2009

Operating loss — GAAP	$(5,435)	$(1,345)
Other charges (a)	2,421	2,987
Adjusted operating (loss) income	$(3,014)	$1,642

Net loss — GAAP	$(5,431)	$(722)
Other charges (net of income tax of $0 and a benefit of $1,228) (a)	2,421	1,759
Adjusted net (loss) income	$(3,010)	$1,037

Loss per diluted share — GAAP	$(0.23)	$(0.03)
Other charges per share (a)	0.10	0.07
Adjusted (loss) earnings per diluted share	$(0.13)	$0.04

(a)          In the first quarter of 2010, we incurred $1.7 million of severance and other exit cost related to the restructuring of our sales and service organizations and management changes, as well as $0.7 million of other charges largely related to our class action and Biotel law suits.  In the first quarter of 2009 we incurred $0.4 million of costs in connection with the since terminated definitive merger agreement to acquire Biotel, Inc., $0.5 million for special bonus paid to the then incoming CEO and $2.1 million of integration, restructuring and other charges.